Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Appointment of Chris Cooper as

Senior Vice President and Chief Operating Officer

HOUSTON, November 17, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today that Christopher S. (Chris) Cooper has been appointed as Senior Vice President and Chief Operating Officer of the general partner of MEMP. Mr. Cooper is assuming the role formerly held by Larry R. Forney, who continues in his position as Senior Vice President and Chief Operating Officer of Memorial Resource Development Corp. (NASDAQ: MRD), an affiliate of MEMP.

“The Board of Directors and I are extremely pleased with the addition of Chris to the executive management team of MEMP and for Larry to continue his leadership role with MRD,” stated William J. (Bill) Scarff, President of the general partner of MEMP. “With his extensive experience leading large scale operations and projects across various oil and gas producing basins, Chris will be a great fit as we continue to grow the partnership.” Scarff added.

Mr. Cooper began his career at Marathon Oil Company in 1990 and has 24 years of experience leading oil and gas operations and projects across the United States, Canada and the United Kingdom. Mr. Cooper has served in a variety of operational and technical leadership positions, including Asset Manager of multiple basins across the US and advisor to the Chief Operating Officer. Most recently, Mr. Cooper served as Director of Global Projects, with duties that included overseeing major capital projects across global operations.

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com